EXHIBIT 10.2

WEIS MARKETS, INC.
CHIEF EXECUTIVE OFFICER INCENTIVE AWARD PLAN
Effective January 1, 2017

1. Purposes; Transition; Committee.

(a)	The purposes of the Weis Markets, Inc. Chief Executive Officer Incentive Award Plan are to provide a strong financial incentive each year for performance of the Company's Chief Executive Officer ("CEO" or "Participant") by making a significant percentage of the CEO's total cash compensation dependent upon the level of corporate performance attained for the year, and to encourage the CEO to remain in the employ of the Company through the period described in this Plan until the awards hereunder vest under the Plan.

(b)	The Plan shall be administered by the Compensation Committee of the Board (the "Committee"), as set forth in Section 4.

2. Definitions in Last Section.

Unless defined where the term first appears in the Plan, capitalized terms shall have the meanings given in Section 6.

3. CEO Incentive Award.

(a)	Establishment of Incentive Award. Pursuant to this Plan, the Participant shall be entitled to an Incentive Award for each Plan Year, consisting of two parts:

	(i)	Retention Award. The Participant shall be entitled to receive a retention award equal to the Base Salary (as defined in the then current employment agreement between the Company and the CEO (the "Employment Agreement")) in effect for the Participant under the Employment Agreement at the end of a Plan Year (which Base Salary, for the avoidance of doubt, may change from year to year), multiplied by 1.5; and

	(ii)	Performance Award. The Participant shall be entitled to receive a performance award (the "Performance Award") equal to the Base Salary in effect for the Participant under the Employment Agreement at the end of a Plan Year, contingent upon the achievement of specified performance requirements (each, a "Performance Target," and together, the "Performance Targets"), as follows:

		A.	The following definitions shall apply to the Performance Awards:

			1)	"Budgeted Capital Lease Equivalent for Operating Leases" shall mean the budgeted annual rent expense for the Company for a Plan Year, multiplied by 20.

			2)	"Capital Lease Equivalent for Operating Leases" shall mean the actual annual rent expense for the Company for a Plan Year, multiplied by 20.

			3)	"EBITDAR" shall mean earnings (net income) of the Company, plus interest, taxes, depreciation, amortization and rent expense, all as determined by the Committee.

			4)	"MROIC" shall mean "modified return on invested capital" and shall be calculated by reference to the Company's audited financial statements, computing the EBITDAR and dividing it by the sum of (x) Total Assets at the end of the Plan Year plus (y) Capital Lease Equivalent for Operating Leases.

			5)	"MROIC Ratio" shall have the meaning given to such term in Section 3(a)(ii)(C).

			6)	"MROIC Target" shall mean the target modified return on invested capital, as determined by the Committee by using the budgeted EBITDAR for a Plan Year and dividing it by the sum of (x) Total Assets at the beginning of such Plan Year plus (y) Budgeted Capital Lease Equivalent for Operating Leases for such Plan Year plus (z) the budgeted capital expenditures for such Plan Year, which shall be determined for Plan Years by the Committee.

			7)	"Net Sales" shall mean the "net sales" of the Company, as set forth in the audited financial statements of the Company.

			8)	"Net Sales Ratio" shall have the meaning set forth in Section 3(a)(ii)(B).

			9)	"Net Sales Target" shall mean the target dollar amount for annual Net Sales determined by the Committee, which shall be determined for Plan Years by the Committee.

			10)	"Total Assets" shall mean the sum of the current and long-term assets of the Company, as set forth in the audited financial statements of the Company.

		B.	One-half of the Performance Award is based on the Company's Net Sales in comparison to the Net Sales Target for a Plan Year. The calculated portion of the Performance Award based on the Company's Net Sales shall be determined by multiplying (i) the performance level of actual Net Sales achieved in comparison to the Net Sales Target (referred to herein as the "Net Sales Ratio") by (ii) .75 x Base Salary. The Net Sales Ratio shall have a "Threshold" which must be met in order to qualify for such Performance Award, a "Target" which shall be the Net Sales Target, and a "Maximum" Net Sales Ratio upon which a Performance Award may be made. The Threshold is 97% of the Net Sales Target and the Maximum is 103% of the Net Sales Target, with 0% performance achieved at Threshold, 100% performance achieved at Target and 150% performance achieved at Maximum, and with interpolation used to determine the performance achieved between the Threshold, Target and Maximum levels. The interpolated percentages shall be rounded to the nearest whole basis point (1/100th of a percent), rounding up in the case of 5 or more and rounding down in the case of 4 or less.

		C.	One-half of the Performance Award is based on the Company's MROIC in comparison to the MROIC Target for a Plan Year. The calculated portion of the Performance Award based on the Company's MROIC shall be determined by multiplying (i) the performance level of actual MROIC achieved in comparison to the MROIC Target (referred to herein as the "MROIC Ratio") by (ii) .75 x Base Salary. The MROIC Ratio shall have a "Threshold" which must be met in order to qualify for such Performance Award, a "Target" which shall be the MROIC Target, and a "Maximum" MROIC Ratio upon which a Performance Award may be made. The Threshold is 98% of the MROIC Target and the Maximum is 105% of the MROIC Target, with 0% performance achievement at Threshold, 100% performance achieved at Target and 150% performance achieved at Maximum, and with interpolation used to determine the performance achieved between the Threshold, Target and Maximum levels. The interpolated percentages shall be rounded to the nearest whole basis point (1/100th of a percent), rounding up in the case of 5 or more and rounding down in the case of 4 or less.

The Committee retains the right to adjust the Target and related Threshold and Maximum levels at any time in their sole discretion. Although the right to receive awards under this Plan are measured and determined on an annual basis as described in subsections (i) and (ii) above, except as set forth in Section 3(f), no award shall be payable or paid to the CEO until after December 31, 2019, subject to the terms set forth in Section 3(d), and failure to meet the requirements of Section 3(d) shall result in the forfeiture of such awards.

(b)	Determination and Certification of Incentive Award Amount. Within 2½ months following the end of the Plan Year, the Committee shall determine in accordance with the terms of the Plan and shall certify in writing whether a Performance Target was achieved. For this purpose, approved minutes of the meeting of the Committee at which the certification is made shall be sufficient to satisfy the requirement of a written certification. The amount of any Incentive Award, as so certified by the Committee, shall be communicated in writing to the Participant.

(c)	Definition of Accounting Terms. In considering a Performance Target for any Plan Year, the Committee may define accounting terms so as to specify in an objectively determinable manner the effect of changes in accounting principles, extraordinary items, discontinued operations, mergers or other business combinations, acquisitions or dispositions of assets and the like, including in connection with the definitions set forth in Section 3(a)(ii)(A). Unless otherwise so determined by the Committee, accounting terms used by the Committee in determining a Performance Target shall be defined, and the results based thereon shall be measured, in accordance with generally accepted accounting principles as applied by the Company in preparing its consolidated financial statements and related financial disclosures for the Plan Year, as included in its reports filed with the Securities and Exchange Commission.

(d)	Employment Requirement for Incentive Award Payment and Exception Thereto.

	(i)	Payment of an Incentive Award to a Participant for a Plan Year shall be made only if, and to the extent that, the foregoing and following requirements of this Section 3 have been met with respect to the Plan Year.

	(ii)	Unless otherwise determined by the Committee, and except as provided in Section 3(f), payment of an Incentive Award to a Participant shall be made only if the Participant is employed by the Company as its Vice Chairman, Chairman, CEO, President or other position determined by the Company's Board of Directors for the entire term of this Plan (from January 1, 2017 through December 31, 2019).

(e)	Time of Payment. Except as provided in Section 3(f) hereof, and subject to any deferral election made by the Participant under any deferral plan of the Company then in effect, any Incentive Award to which a Participant becomes entitled under this Section 3 shall be paid in a lump sum cash payment within 2½ months after December 31, 2019, subject to determination and certification by the Committee of each Performance Award for each Plan Year as set forth in Section 3(b), provided, however, in the event an amount is deferred compensation and is conditioned upon a separation from service and not compensation the Participant could receive without separating from service, then payment shall be made to a Participant who is a "specified employee" under Section 409A of the Code on the first day following the six-month anniversary of the Participant's separation from service.

(f)	Termination Without Cause; Death. Notwithstanding Section 3(d), if the Participant's employment is subject to a Without Cause Termination (as defined in the Employment Agreement), the Company shall pay the Participant as follows:

If the Without Cause Termination occurs
				on or between the following dates:	Amount to be Paid

				January 1, 2017 to December 31, 2017	$3,200,000

				January 1, 2018 to December 31, 2018	$4,000,000

				January 1, 2019 to December 31, 2019	$4,800,000

Any such amount shall be paid in a lump sum cash payment within 2½ months after the end of the calendar year in which such Without Cause Termination occurs; provided, however, in the event an amount is deferred compensation and is conditioned upon a separation from service and not compensation the Participant could receive without separating from service, then payment shall be made to a Participant who is a "specified employee" under Section 409A of the Code on the first day following the six-month anniversary of the Participant's separation from service.

Notwithstanding Section 3(d), upon the death of the Participant during employment, the Company shall pay $1,300,000 to the spouse of the Participant should she survive him or otherwise to the estate of the Participant. Such payment shall be made within sixty (60) days of the date of death of the Participant.

For the avoidance of doubt, in the case of any other termination of employment of Participant prior to December 31, 2019, including for disability, retirement, resignation by Participant or Termination for Cause (as defined in the Employment Agreement), Participant shall not be entitled to receive payment of any amounts hereunder.

4. Administration.

The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, to construe and interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by unanimous written consent. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, any Participant (or any person claiming any rights under the Plan from or through any Participant) and any shareholder.

No member of the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Incentive Award hereunder.

5. General Provisions.

(a)	No Right to Continued Employment. Nothing in the Plan or in any Incentive Award hereunder shall confer upon any Participant the right to continue in the employ of the Company either as CEO or in any other capacity or to be entitled to any remuneration or benefits not set forth in the Plan or to interfere with or limit in any way the right of the Company to terminate such Participant's employment.

(b)	Cancellation and Recoupment of Awards. Incentive Awards may be cancelled without payment and/or a demand for repayment of any Incentive Awards may be made upon a Participant pursuant to the provisions set forth below.

If the Committee determines that the Participant has been incompetent or negligent in the performance of his or her duties or has engaged in fraud or willful misconduct, in each case in a manner that has caused or otherwise contributed to the need for a material restatement of the Company's financial results, the Committee will review all performance-based compensation awarded to or earned by the Participant on the basis of performance during fiscal periods affected by the restatement. If, in the Committee's view, the performance-based compensation would have been lower if it had been based on the restated results, the Committee and the Company will, to the extent permitted by applicable law, seek recoupment from the Participant of any portion of such performance-based compensation as it deems appropriate after a review of all relevant facts and circumstances. Generally, this review would include consideration of:

the Committee's view of what performance-based compensation would have been awarded to or earned by the Participant had the financial statements been properly reported;
the nature of the events that led to the restatement;
the conduct of the Participant in connection with the events that led to the restatement;
whether the assertion of a claim against the Participant could prejudice the Company's overall interests and whether other penalties or punishments are being imposed on the Participant, including by third parties such as regulators or other authorities; and
any other facts and circumstances that the Committee deems relevant.

(c)	Withholding Taxes. The Company shall deduct from all payments under the Plan any taxes required to be withheld by federal, state or local governments.

(d)	Amendment of the Plan. The Committee may make such amendments as it deems necessary to comply with the Code or other applicable laws, rules and regulations.

(e)	Participant Rights. No Participant in the Plan for a particular Plan Year shall have any claim to be granted any target Incentive Award under the Plan for any subsequent Plan Year, and there is no obligation for uniformity of treatment of Participants.

(f)	Unfunded Status of Incentive Awards. The Plan is intended to constitute an "unfunded" plan for incentive compensation. With respect to any payments which at any time are not yet made to a Participant with respect to an Incentive Award, nothing contained in the Plan or any related document shall give any such Participant any rights that are greater than those of a general creditor of the Company.

(g)	Governing Law. The Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to the choice of law principles thereof, except to the extent that such law is preempted by federal law.

(h)	Effective Date and Term. The effective date of the Plan shall be January 1, 2017. The Plan shall continue in effect until the Plan Year ending December 31, 2019, subject to the continued employment of the Participant.

6. Definitions.

The following terms, as used herein, shall have the following meanings:

(a)	"Board" shall mean the Board of Directors of the Company.

(b)	"Chief Executive Officer" or "CEO" shall mean the Chief Executive Officer of the Company.

(c)	"Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

(d)	"Committee" shall mean the Compensation Committee or any other committee or subcommittee designated by the Board to administer the Plan.

(e)	"Company" shall mean Weis Markets, Inc., a corporation organized under the laws of the Commonwealth of Pennsylvania, or any successor corporation.

(f)	"Employment Agreement" shall have the meaning given to such term in Section 3(a)(i).

(g)	"Incentive Award" shall mean any Incentive Award to which a Participant becomes entitled pursuant to the Plan under Section 3(a)(i) or Section 3(a)(ii), as the case may be, in the aggregate; the establishment of an Incentive Award with respect to a Participant pursuant to Section 3(a) hereof does not, by itself, entitle the Participant to payment of any Incentive Award hereunder; an Incentive Award must be earned and become payable pursuant to other provisions hereof.

(h)	"Participant" shall mean an individual serving as CEO of the Company for whom an Incentive Award is established by the Committee with respect to the relevant Plan Year.

(i)	"Performance Award" shall have the meaning given to such term in Section 3(a)(ii).

(j)	"Performance Target" and "Performance Targets" shall have the meanings given to such terms in Section 3(a)(ii).

(k)	"Plan" shall mean this Weis Markets, Inc. Chief Executive Officer Incentive Award Plan, as amended from time to time.

(l)	"Plan Year" shall mean the Company's fiscal year (which is, on the effective date of this Plan, the calendar year with a year-end date as determined pursuant to the Company's audited financial statements).

The undersigned acknowledges that he has reviewed and agrees to the terms of this Chief Executive Officer Award Plan.

/s/ Jonathan H. Weis
Jonathan H. Weis